SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Tellabs, Inc.

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Tellabs, Inc., 1415 West Diehl Road, Naperville, Illinois 60563-2359

Notice of Annual Meeting of Stockholders

To Be Held April 22, 2003

The Annual Meeting of Stockholders of Tellabs, Inc., a Delaware corporation, will be held on Tuesday, April 22, 2003, at 2 p.m. Central time, at The Signature Room at Seven Bridges located at 6440 Double Eagle Drive, Woodridge, Illinois, for the following purposes:

1.	To elect three directors to serve until the 2006 Annual Meeting of Stockholders;

2.	To vote on a stockholder proposal to declassify the Board of Directors; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 21, 2003, as the record date for the meeting. Only stockholders as of the record date are entitled to notice of, to vote at and to attend the meeting.

     For a map and directions to attend the Annual Meeting, refer to the back page of this Proxy Statement.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

By Order of the Board of Directors,

James M. Sheehan
Secretary
March 20, 2003

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEBSITE AT www.proxyvote.com, OR (3) SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.
One Tellabs Center
1415 West Diehl Road
Naperville, Illinois 60563-2359

The enclosed proxy is solicited by the Board of Directors of Tellabs, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at 2 p.m. Central time on Tuesday, April 22, 2003.

     Only stockholders of record as of the close of business on February 21, 2003, are entitled to notice of, to vote at and to attend the meeting. At the close of business on that date, the Company had 415,564,779 shares of common stock outstanding.

     Stockholders are entitled to one vote for each share held. Any proxy given may be revoked by a stockholder at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of directors and AGAINST the stockholder proposal.

     Votes cast in person or by proxy at the Annual Meeting of Stockholders will be tabulated by the inspectors of election appointed for the meeting who will determine whether a quorum, a majority of the shares entitled to be voted, is present. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of the election of directors and the stockholder proposal. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby with respect to the election of directors and the stockholder proposal and does not otherwise authorize the voting of such shares, such shares, or “non-votes,” will be considered to be present for the purpose of determining whether a quorum is present, but will not be considered to be present and entitled to vote with respect to the election of directors and the stockholder proposal. Assuming a quorum is present, the favorable vote of a plurality of the shares present and entitled to vote at the Annual Meeting will be necessary for a nominee to be elected as a director and for adoption of the stockholder proposal. Abstentions and shares for which authority to vote is not given will thus have no effect on the election of directors and the stockholder proposal. Shares cannot be voted for more than three nominees; there is no right to cumulative voting.

     A notice of annual meeting of stockholders, proxy statement and proxy will be provided to each participant in the Tellabs Advantage Program. Pursuant to the Advantage Program, each participant is a “named fiduciary” entitled to direct the trustee of the Advantage Program with respect to voting (i) the shares of common stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportions as the shares with respect to which instructions are received. Advantage Program participants should return the proxy as provided therein. Pursuant to the Advantage Program, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.

     A copy of the Annual Report of the Company for the fiscal year ended December 27, 2002, accompanies this proxy statement. The approximate date on which this proxy statement and the accompanying form of proxy are first being sent to stockholders is March 20, 2003.

Election of Directors

The Company has three classes of directors, with staggered terms, with the members of each class serving a three-year term. At this Annual Meeting, the terms of the Class II directors will expire.

     The three nominees for Class II director are Bo Hedfors, Michael E. Lavin and Jan H. Suwinski. Mr. Lavin has been nominated by the Board of Directors to replace Peter A. Guglielmi, who has informed the Company that he is retiring from the Board and will not stand for re-election. Mr. Hedfors has been nominated to fill a vacancy as a result of the resignation of Richard C. Notebaert as a director in 2002. These persons have been nominated for election to three-year terms expiring in 2006 or until their successors are elected and qualified. Unless otherwise instructed by the stockholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below, each of whom has been selected by the Board of Directors. Class I and Class III directors will continue in office for the remainder of their terms.

     Management is not aware of any other proposed nominees for directors. Management anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the meeting, the proxy will be voted for a substitute nominee nominated by the Nominating and Governance Committee of the Board of Directors and selected by the Board of Directors.

Nominees for Election Whose Terms Will Expire in 2006

Bo Hedfors, 59, founder of Hedfone Consulting, Inc. (telecommunications and Internet consulting), since 2002. President, Global Wireless Infrastructure Business, Motorola (telecommunications vendor) 1998-2002, President and CEO of Ericsson, Inc. (mobile communications supplier), 1994-1998.	Michael E. Lavin, 57, Midwest Area Managing Partner (retired), KPMG LLP (accounting firm), 1998-2003.	Jan H. Suwinski, 61, Director since 1997. Professor of Business and Operations, Johnson Graduate School of Management, Cornell University, since 1997; Executive Vice President (retired), Opto-Electronics Group, Corning Incorporated (optical fiber and components manufacturer); Chairman (retired), Siecor Corporation (optical cable and hardware manufacturer).

Class III Directors Continuing in Office Until 2004

Michael J. Birck, 65, Director since 1975. Chief Executive Officer since 2002, Chairman of the Board, since 2000, President and Chief Executive Officer, 1974-2000, Tellabs, Inc.	Frederick A. Krehbiel, 61, Director since 1985. Co-Chairman of the Board, since 1999, Co-Chief Executive Officer, 1999-2001, Chairman of the Board, 1993-1999, Chief Executive Officer, 1988-1999, Molex Incorporated (electrical components manufacturer).

Class I Directors Continuing in Office Until 2005

Mellody L. Hobson, 33, Director since 2002. President and Director, Ariel Capital Management, Inc./Ariel Mutual Funds since 2000, Sr. Vice President and Director of Marketing 1991-2000, Ariel Capital Management, Inc. (investment management firm).	Stephanie Pace Marshall, 57, Director since 1996. Founding President, since 1986, Illinois Mathematics and Science Academy.	William F. Souders, 74, Director since 1990. Chairman and Chief Executive Officer (retired), Emery Air Freight Corporation (air freight carrier); formerly Executive Vice President and Director, Xerox Corporation (business machines and systems).

Board of Directors and Committees

Mr. Birck is a director of Molex Incorporated and Illinois Tool Works Inc. Mr. Hedfors is a director of Openwave Systems Inc. Mr. Krehbiel is a director of Molex Incorporated, Northern Trust Corporation, DeVry Inc. and W.W. Grainger. Mr. Lavin is a director of Peoples Energy Corporation. Mr. Suwinski is a director of THOR Industries, Inc. and Ohio Casualty Group. No director has any family relationship with any other director.

     The Board has adopted guidelines that require a director to submit his or her resignation if the director changes employment, retires or has a significant change in his or her roles/responsibilities outside the Company. Additionally, Board members are required to offer not to run for re-election for a term which will begin after their 72nd birthday.

     The Board of Directors has a standing Audit and Ethics Committee, Compensation Committee and Nominating and Governance Committee.

     The members of the Audit and Ethics Committee are Messrs. Krehbiel (chairperson) and Souders and Ms. Hobson. The Audit and Ethics Committee is responsible for reviewing the independent auditor’s examination and reporting to the Board with respect thereto and for overseeing the execution of corporate financial and ethical responsibilities and risk management programs. All members of the Audit and Ethics Committee are independent as required by the applicable listing standards of the NASD. The Board intends to appoint Mr. Lavin to the Audit and Ethics Committee if he is elected at the Annual Meeting. Mr. Lavin will be an independent director and the Board believes he qualifies as a “financial expert” as defined in the recently issued SEC rules adopted to implement the Sarbanes-Oxley Act.

     The members of the Compensation Committee are Messrs. Souders (chairperson) and Suwinski, Ms. Hobson and Ms. Marshall. The Compensation Committee is responsible for determining compensation for the executive officers of the Company and for administering the Company’s equity-based compensation plans.

     The members of the Nominating and Governance Committee are Mr. Suwinski (chairperson) and Ms. Marshall. The Nominating and Governance Committee is responsible for evaluating Board composition, performance and compensation, soliciting recommendations for candidates of the Board, developing selection criteria for candidates, evaluating background information regarding candidates, making recommendations to the Board regarding such candidates and reviewing and making recommendations to the Board with respect to candidates for director proposed by stockholders. The Nominating and Governance Committee also conducts an annual review of the Board with input received from the Board and members of the Company’s management. All members of the Compensation Committee and the Nominating and Governance Committee are independent.

     During 2002, 10 meetings of the Board of Directors, six meetings of the Audit and Ethics Committee, four meetings of the Compensation Committee and three meetings of the Nominating and Governance Committee were held. Each of the current directors attended at least 75 percent of the aggregate of the total number of Board meetings and Committee meetings on which such director served during 2002.

     During 2002, the independent directors began conducting separate meetings of only the independent directors following the regular Board meetings. The Board recently established a lead director role that will rotate among the chairpersons of the Board committees and will be responsible for leading the independent director meetings.

Director Compensation

Each director who was not an officer of the Company was paid an annual retainer of $30,000 plus a fee of $1,500 and expenses for each Board of Directors meeting attended during 2002. During 2001 and each year thereafter, the directors are given the opportunity to allocate their annual retainer and meeting fees into the Company’s deferred income plan. Such allocation can be in the form of cash or stock units (each of which represents the right to receive a share of Company common stock) as requested by the director making the deferral. No fees were paid for attendance at Audit and Ethics Committee, Compensation Committee or Nominating and Governance Committee meetings.

     The Nominating and Governance Committee’s duties include reviewing Board compensation. In 2002, the Committee recommended and the Board approved instituting fees for participation in Committee meetings. In light of the financial condition of the industry, the Board declined to accept additional fees. In early 2003, the Committee reconsidered the institution of Committee fees and additional fees for the Committee chairpersons. The Board decided to postpone any fee adjustments due to the continuing economic conditions of the industry.

     The Company’s 1987 Stock Option Plan for Non-Employee Corporate Directors provides for the non-discretionary grant of options to non-employee directors of the Company. The 1987 Stock Option Plan provides that each non-employee director, on the date such person is elected as a non-employee director, will be granted options to purchase 10,000 shares of the Company’s stock and, provided such person is still serving as a non-employee director, will be granted options to purchase 6,000 additional shares each year thereafter on the anniversary of the last day of the month in which the initial options were granted.

     One third of the initial 10,000 shares become exercisable in cumulative annual installments. Annual options granted on the anniversaries of the initial grants become exercisable in full six months from the date of grant.

     Options granted under the 1987 Stock Option Plan prior to 1999 may not be assigned and, during the lifetime of the director, may be exercised only by him or her. Options granted during 1999 and thereafter may be transferred by the director to the spouse, children, or grandchildren (“Immediate Family Members”) of the director or to a trust for the exclusive benefit of such Immediate Family Members or a partnership in which such Immediate Family Members are the only partners.

     If a director ceases to be a director of the Company for any reason other than death or disability, any options may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination (seven months in the event of a change in control as defined in the 1987 Stock Option Plan). If a directorship is terminated because of death or disability, the option may be exercised subject to the expiration date of the option, for up to one year (three years for terminations due to a disability) after such termination, but only to the extent the option was exercisable on the date of death or disability. In the event a directorship is terminated due to the death of a director, such director’s unvested options shall vest 100 percent.

Security Ownership of Management and Certain Other Beneficial Owners

The table below sets forth certain information as of February 21, 2003, with respect to each person known by the Company, pursuant to a review of the filings with the SEC, to be the beneficial owner of more than 5 percent of its outstanding shares of common stock, each current director, each nominee to become a director, each Named Executive Officer (as hereinafter defined), and all current executive officers and directors as a group.

Name	Beneficial Ownership		Amount of Percent (1)

AXA Group	58,309,329	(2)	13.4%
Michael J. Birck	36,495,011	(3)	8.4%
Davis Selected Advisers, L.P.	21,356,000	(4)	5.0%
Peter A. Guglielmi	508,740	(5)	*
John C. Kohler	273,101	(6)	*
Frederick A. Krehbiel	137,000	(7)	*
Stephen M. McCarthy	97,762	(8)	*
Joan E. Ryan	75,597	(9)	*
Jan H. Suwinski	64,000	(10)	*
Stephanie Pace Marshall	60,000	(11)	*
William F. Souders	58,000	(12)	*
Anders Gustafsson	47,719	(13)	*
Richard C. Notebaert	5,000		*
Mellody L. Hobson	1,000		*
Bo Hedfors	—		*
Michael E. Lavin	—		*
All current executive officers and directors as a group (18 persons)	37,977,041	(14)	8.8%

(1)	Based on 415,564,779 shares of common stock outstanding as of February 21, 2003, and 18,346,632 shares that may be acquired under stock options currently exercisable or exercisable within 60 days of such date.

(2)	Mutuelles AXA (which collectively includes AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle) is the parent holding company of AXA and AXA Financial, Inc. is the parent holding company of Alliance Capital Management L.P. (beneficial owner of 58,306,529 shares) and The Equitable Life Assurance Society of the United States (beneficial owner of 2,800 shares) (collectively the “AXAGroup”). The business address of the AXAGroup is 1290 Avenue of the Americas, New York, New York 10104.

(3)	Includes 1,168,000 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 22,070,437 shares held by Oak Street Investments, L.P., a family limited partnership of which Mr. Birck is a general partner. The address of Mr. Birck is One Tellabs Center, 1415 West Diehl Rd., Naperville, Illinois 60563.

(4)	Davis Selected Advisers, L.P. is an investment adviser and is the beneficial owner of 21,356,000 shares. The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.

(5)	Includes 365,000 shares that Mr. Guglielmi has rights to acquire under currently exercisable stock options.

(6)	Includes 223,875 shares that Mr. Kohler has rights to acquire under stock options currently exercisable or exercisable within 60 days of February 21, 2003.

(7)	Includes 36,000 shares that Mr. Krehbiel has rights to acquire under currently exercisable stock options.

(8)	Includes 96,375 shares that Mr. McCarthy has rights to acquire under stock options currently exercisable or exercisable within 60 days of February 21, 2003.

(9)	Includes 70,125 shares that Ms. Ryan has rights to acquire under currently exercisable stock options.

(10)	Includes 30,000 shares that Mr. Suwinski has rights to acquire under currently exercisable stock options.

(11)	Includes 30,000 shares that Ms. Marshall has rights to acquire under currently exercisable stock options.

(12)	Includes 42,000 shares that Mr. Souders has rights to acquire under currently exercisable stock options.

(13)	Includes 41,375 shares that Mr. Gustafsson has rights to acquire under currently exercisable stock options.

(14)	Includes 1,168,000 shares of which Mr. Birck disclaims beneficial ownership, as noted above. Also includes 567,672 shares that certain officers have rights to acquire under stock options currently exercisable or exercisable within 60 days of February 21, 2003, and 503,000 shares that certain directors have rights to acquire under stock options currently exercisable.

* Less than 1%

Executive Compensation

The table below sets forth certain information for fiscal years 2002, 2001 and 2000 with respect to the annual and other compensation paid by the Company to (i) each person who served as the chief executive officer in fiscal year 2002; and (ii) the other four executive officers of the Company who were most highly compensated in fiscal year 2002 (collectively, the “Named Executive Officers”) for services in all capacities to the Company and its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options/ SARs #	All Other Compen- sation (1)

Michael J. Birck	2002	$488,070	$0	$2,730	$0	200,000	$259,050
Chairman of the Board and	2001	$414,992	$0	$3,241	$0	0	$227,858
Chief Executive Officer (3)	2000	$652,852	$315,000	$4,211	$0	0	$258,019

Richard C. Notebaert	2002	$358,628	$0	$6,735	$0	0	$28,401
President and	2001	$556,733	$0	$7,921	$0	400,000	$81,498
Chief Executive Officer (3)	2000	$216,345	$135,000	$213	$0	500,000	$6,304

Joan E. Ryan	2002	$374,997	$0	$7,051	$0	100,250	$53,038
Executive Vice President and	2001	$342,406	$0	$5,141	$0	80,500	$47,352
Chief Financial Officer (4)	2000	$331,730	$145,000	$4,067	$302,815	70,000	$21,579

Anders Gustafsson	2002	$315,579	$0	$5,604	$0	100,250	$18,559
Executive Vice President	2001	$272,240	$0	$310,634	$0	65,500	$18,717
	2000	$124,192	$59,125	$5,000	$236,875	40,000	$0

John C. Kohler	2002	$291,119	$0	$4,005	$0	100,250	$68,688
Senior Vice President	2001	$262,777	$0	$2,607	$0	40,500	$65,468
	2000	$242,789	$125,000	$3,519	$0	45,000	$28,807

Stephen M. McCarthy	2002	$276,059	$0	$3,859	$0	100,250	$36,238
Senior Vice President	2001	$252,577	$0	$5,588	$0	55,500	$28,864
	2000	$230,288	$103,000	$5,834	$0	45,000	$31,805

(1)	Amounts of Other Annual Compensation are amounts paid as reimbursement to the Named Executive Officers for taxes paid on certain medical and life insurance benefits. All Other Compensation for 2002 includes amounts accrued as preferential above-market interest on deferred compensation, contributions to the deferred compensation plan, premiums paid for life insurance policies owned by the Named Executive Officers, matching contributions under the Company’s Profit Sharing and Savings Plan, and contributions under the Company’s Retirement Plan in the respective amounts of $147,049, $56,737, $0, $2,471 and $10,000 for Mr. Birck; $0, $0, $19,551, $5,100 and $3,750 for Mr. Notebaert; $0, $35,403, $7,404, $231 and $10,000 for Ms. Ryan; $0, $0, $6,256, $2,303 and $10,000 for Mr. Gustafsson; $28,515, $23,752, $5,841, $580 and $10,000 for Mr. Kohler; and $0, $17,460, $8,778, $0 and $10,000 for Mr. McCarthy. All Other Compensation for 2002 for Mr. Birck also includes $42,793, which represents the present value to Mr. Birck of premiums paid by the Company with respect to a split dollar life insurance arrangement between the Company and Mr. Birck. The present value was calculated as an interest-free loan of the whole life portion of the premium over the maturation of the policy. Mr. Birck pays the term portion of the premium. During 2003, a decision was made to no longer fund the Company’s portion of the split dollar life arrangement.

(2)	As a portion of their employment offers, 5,000 shares of restricted stock were awarded to each of Ms. Ryan and Mr. Gustafsson. The award amounts listed above are based on the closing price of: (i) $60.563 on February 14, 2000 (the date of grant) for Ms. Ryan and (ii) the closing price of $47.375 on April 24, 2000 (date of grant) for Mr. Gustafsson. One-half of the shares vested on each of the first and second year anniversaries of each of the grants.

(3)	Upon Mr. Notebaert’s resignation as of June 16, 2002, Mr. Birck resumed his duties as Chief Executive Officer.

(4)	Ms. Ryan resigned from the Company as of February 7, 2003.

The table below sets forth certain information with respect to stock options granted during fiscal 2002 to the Named Executive Officers under the Company’s employee stock option plans.

Option/SAR Grants in Last Fiscal Year

	Individual Grants (1)				Grant Date Value (2)

Name	Options Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Shares)	Expiration Date	Grant Date Present Value ($)

Michael J. Birck	200,000	1.46	$6.37	7/18/12	$825,905

Richard C. Notebaert	0	N/A	N/A	N/A	N/A

Joan E. Ryan	250.00		$8.65	5/2/12	$1,402
	100,000.73		$6.01	7/1/12	$389,615

Anders Gustafsson	250.00		$8.65	5/2/12	$1,402
	100,000.73		$6.01	7/1/12	$389,615

John C. Kohler	250.00		$8.65	5/2/12	$1,402
	100,000.73		$6.01	7/1/12	$389,615

Stephen M. McCarthy	250.00		$8.65	5/2/12	$1,402
	100,000.73		$6.01	7/1/12	$389,615

(1)	Mr. Birck’s options were granted on July 18, 2002. Messrs. Gustafsson’s, McCarthy’s and Kohler’s, and Ms. Ryan’s options were granted on May 2, 2002 and July 1, 2002, respectively. All options reported become exercisable in cumulative annual installments of 25% of the shares covered thereby on each of the first, second, third and fourth anniversaries of the grant date, subject to acceleration in the event of a change in control or death or disability. No stock appreciation rights (SARs) were granted to the Named Executive Officers during fiscal 2002.

(2)	The estimated present value at grant date of options granted during fiscal 2002 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: an expected time until exercise of 5.86 years; a risk-free interest rate of 2.79%; a volatility rate of 72.15%; and a dividend yield of 0.0%. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

The table below sets forth certain information with respect to options exercised by the Named Executive Officers during fiscal 2002 and with respect to options held by the Named Executive Officers at the end of fiscal 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)

Name	Number of Securities Underlying Options Exercised (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Birck	0	$0	0	200,000	$0	$212,000

Richard C. Notebaert	0	$0	0	0	$0	$0

Joan E. Ryan	0	$0	55,125	195,625	$0	$142,000

Anders Gustafsson	0	$0	36,375	169,375	$0	$142,000

John C. Kohler	50,000	$192,675	211,375	171,875	$258,825	$142,000

Stephen M. McCarthy	0	$0	73,875	176,875	$0	$142,000

(1)	The value of unexercised options at the end of fiscal 2002 is based on the closing price of $7.43 reported on the Nasdaq National Market System on December 27, 2002, the last trading day of fiscal 2002.

Employment Agreements

Mr. Notebaert was appointed President and Chief Executive Officer, effective September 18, 2000 and voluntarily resigned effective June 16, 2002. Under the terms of the employment agreement entered into between the Company and Mr. Notebaert, he was entitled to an annual salary of $750,000, subject to possible future increases, and to participate in the Company’s annual bonus plans with a bonus target of not less than 50% of his annual salary. The Employment Agreement also provided for a sign-on award of 500,000 stock options, and subject to the discretion of and further adjustment by the Compensation Committee based on performance, for option grants with respect to 200,000 shares on each of the first two anniversaries of his employment.

     Mr. Notebaert’s employment agreement had an initial term of three years, and unless earlier terminated, would have been renewable for additional one-year periods beginning on the second anniversary thereof. In the event the Company would have terminated Mr. Notebaert’s employment without cause (including his resignation due to constructive discharge), he would have been entitled to a lump sum severance benefit equal to his annual salary and target bonus payable for the remaining term, vesting of stock option awards and continuation of certain executive and employee benefits. Under the terms of the employment agreement, for a period of two years following his termination of employment for any reason, Mr. Notebaert is restricted from becoming associated with a direct competitor of the Company, or from hiring any employees of the Company or soliciting any person or entity to terminate their relationship with the Company.

     During 2002, the Company entered into an employment agreement with Mr. Birck in connection with his transition from Chairman of the Board to Chairman of the Board and Chief Executive Officer. Under the terms of his employment agreement, Mr. Birck is entitled to an annual salary of $750,000, subject to possible adjustments in accordance with the Company’s annual review process, and to participate in the annual bonus plans at a target of not less than 50% of his annual salary. Mr. Birck’s employment agreement has an initial term of two years, and unless earlier terminated, will renew for additional one-year periods commencing on the first anniversary thereof. In the event of termination without cause (including his resignation due to constructive discharge), Mr. Birck will be entitled to a lump sum severance benefit equal to his annual salary and target bonus payable for the remaining term, and to the vesting of stock option awards, if any, and continuation of certain executive and employee benefits. Mr. Birck’s employment agreement contains the same restrictive covenants as were applicable to Mr. Notebaert under his employment agreement.

     In addition to the foregoing agreements, the Company has entered into Change in Control Employment Agreements (the “Agreements”) with all of its senior executive officers, including the Named Executive Officers.

     The Agreements address certain rights that become effective upon the occurrence of a change in control of the Company (as defined in the Agreements). The Agreements provide for (i) an employment term of three years, in the event of a change in control of the Company commencing on the date of the change in control; and (ii) compensation, including annual salary, incentive bonuses and employee benefits, no less favorable than those in effect on such date. In addition, if an individual’s employment is terminated within such employment term, other than due to death, disability or cause (as defined in the Agreements) or the individual resigns for good reason (as defined in the Agreements) then he will be entitled to receive (i) a lump sum cash payment equal to the sum of salary payments for 36 months plus a pro rata share of the estimated amount of any target bonus which would have been payable for the bonus period that includes the termination date; (ii) an amount equal to 36 months of bonus at the target rate; and (iii) the value of the incentive compensation, if any, to which he would have been entitled had he remained in the employ of the Company for 36 calendar months. In addition, the Company will be obligated to continue to maintain the individual’s employee benefits for such 36-month period and to pay to the individual the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed upon the payments and benefits provided under the Agreements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 2002, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board of Directors, which is composed entirely of non-employee, independent members of the Board of Directors. Although Mr. Birck and Mr. Notebaert each made recommendations to the Committee with regard to the compensation of the other executive officers, including the other Named Executive Officers, neither of them participated in the Committee’s deliberations with respect to his own compensation.

Compensation Committee Report on Executive Compensation

The following Compensation Committee Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graph by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     The Compensation Committee follows a compensation philosophy that utilizes as a significant determinant the financial performance of the Company, along with the achievement of strategic corporate objectives and the individual performance of the executive officers. By doing so, it is the belief of the Committee that the Company’s management will focus on meeting both financial and non-financial corporate goals that, in turn, should enhance stockholder value. The Company’s compensation package for executive officers is a combination of base annual compensation, in the form of salary and other benefits, incentives in the form of fiscal year-end payments under the global incentive plan, and long-term compensation consisting of options and restricted stock awarded under the Company’s stock option and restricted stock plans.

     In determining base salaries for the executive officers, including the Named Executive Officers and Messrs. Birck and Notebaert, for 2002, the Compensation Committee considered the performance of each executive officer and the Company during the preceding fiscal year, such executive officer’s salary history and the terms of any applicable employment agreement and, to a lesser extent, available market survey data for comparable positions. As of September 2002 and thereafter, the Committee, after consultation with Mr. Birck and in consideration of the economic circumstances of the Company, lowered Mr. Birck’s base salary to $600,000.

     The structure of the 2002 global incentive plan was based upon the accomplishment of specific financial and strategic objectives. These objectives applied to all employees participating in the global incentive plan, including the executive officers. The achievement of the financial objective was a prerequisite to the funding of the program. After achievement of the financial objective, each of the strategic objectives would be considered for the individual payment amounts. Additionally, individual performance and overachievement of the financial objective would be considered in determining whether any adjustments to the payments would be made.

     For 2002, individual pay-outs for the Named Executive Officers including Messrs. Birck and Notebaert were targeted at 50 percent of annual salary. All pay-outs were contingent on achievement of both the financial and strategic objectives.

     The financial objective was set as the Company attaining or exceeding a certain level of earnings per share. During 2002, the financial objective was not met and, therefore, no payouts were made under the 2002 global incentive plan to the employees or the executive officers, including the Named Executive Officers and Messrs. Birck and Notebaert.

     The final piece of the compensation package for executive officers is awards under the Company’s stock option and restricted stock plans. In general, the Company has used stock options as an integral part of its compensation program for executive officers and for employees throughout the Company with a view toward giving the executive officers and employees a stake in the Company’s future and compensation opportunities directly aligned with the creation of stockholder value. Restricted stock awards have been limited to one-time grants to certain executive officers as part of their initial compensation package. Grants were made to the executive officers, including the Named Executive Officers and Mr. Birck, consistent with this philosophy. No option grant was made to Mr. Notebaert since he resigned prior to the option grant date specified in his employment agreement.

     The Compensation Committee in conjunction with the Nominating and Governance Committee has adopted guidelines to encourage outright share ownership by the directors and executive officers, including the Named Executive Officers. The Committees are currently reviewing the continuing feasibility of those guidelines and any need to adjust those guidelines to more accurately reflect the state of the current marketplace.

     The Compensation Committee does not believe that the provisions of Internal Revenue Code Section 162(m) relating to the deductibility of compensation paid to the Named Executive Officers will limit the deductibility of such compensation expected to be paid by the Company. The Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate including the payment of compensation under circumstances where the deductibility of such compensation may be limited by Internal Revenue Code Section 162(m).

March 20, 2003	William F. Souders (chairperson) Mellody L. Hobson Stephanie Pace Marshall Jan H. Suwinski Members of the Compensation Committee as of December 27, 2002

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit and Ethics Committee of the Board of Directors has furnished the following report:

     The Audit and Ethics Committee’s primary duties and responsibilities fall into four broad categories:

–	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

–	To review and appraise the audit efforts of the Company’s independent auditors and internal auditing department;

–	To provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department and the Board of Directors; and

–	To review and appraise the Company’s legal compliance and ethics systems.

     The Audit and Ethics Committee has adopted a written charter. The Audit and Ethics Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

     In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with both management and the Company’s internal and independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statement with both management and the internal and independent auditors. The Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     With respect to the Company’s independent auditors, the Audit and Ethics Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and consideration of whether the provision of non-audit services by the auditors was compatible with the auditor’s independence.

     Finally, the Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those traditional responsibilities. The Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

     Based upon its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002, for filing with the Securities and Exchange Commission.

March 20, 2003	Frederick A. Krehbiel (chairperson) Mellody L. Hobson William F. Souders Members of the Audit and Ethics Committee as of December 27, 2002

Performance Graph

The graph below sets forth a comparison of the yearly change in the cumulative total stockholder return on the Company’s common stock against the cumulative total return of the Nasdaq Market Index, a broad-based market index, and the Dow Jones Communications Technology Group, a peer group of common stocks of 294 communications technology manufacturers, for the five-year period beginning January 1, 1998.

A FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON*
(Stock Performance in Dollars)

*	Assumes $100 invested on January 1, 1998, dividends reinvested, fiscal year ended December 27, 2002. This graph represents changes in the year-end values; fluctuations in value during each year are not reflected.

**	The Dow Jones Communications Technologies Group

Selection of Auditors

The Company has selected Ernst & Young LLP, independent auditors, as the Company’s independent auditors in 2003, as it has done since 1997. A representative of Ernst & Young LLP is expected to be present at the meeting to answer appropriate questions and, if the representative so desires, to make a statement.

Fees to the Company’s Auditors

The Company paid Ernst & Young LLP certain fees for services provided during fiscal year 2002.

Such fees were approximately as follows:

Audit Fees	Financial Information Systems Design and Implementation	All Other Fees
$462,000	-0-	$1,149,000*

As set forth in the Audit and Ethics Committee Report, the Audit and Ethics Committee has considered and determined that the provision of the non-audit services described above was compatible with maintaining the auditor’s independence.

* Includes $943,000 paid to Ernst and Young LLP for tax-related services.

Stockholder Proposal for Annual Meeting

Amalgamated Bank LongView Collective Investment Fund, having an office at 15 Union Square, New York, New York 10003-3378, and beneficial owner of 138,467 shares of Company common stock at the time of its submission, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

     RESOLVED, the stockholders of Tellabs, Inc. (the “Company”) request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

     SUPPORTING STATEMENT

     The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

     The Company’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

     We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interests of stockholders.

     We therefore urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change. WE URGE YOU TO VOTE FOR THIS RESOLUTION.

*************************

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board believes that the staggered system for electing directors provides important benefits to the Company and its stockholders. The classified board provides enhanced continuity and stability in the Board’s business strategies and policies. At all times, two-thirds of the directors will have had experience and familiarity with the Company’s business and affairs. A classified board encourages long-term focus in the management of the business and affairs of the corporation. The Board believes continuity provides directors with a historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company — decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources. In addition to providing experienced directors, a staggered board helps the corporation attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the corporation, its operation and its competitive environment.

     Board classification is further intended to give the corporation valuable protection against an unsolicited takeover unfavorable to stockholders. A classified board permits a more orderly process for directors to consider any and all alternatives to maximize stockholder value. The classified board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. At least two meetings of stockholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors provides the Board with an adequate opportunity to fulfill its duties to the Company’s stockholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all stockholders.

     The Board of Directors believes that directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. The Board has fiduciary duties that do not depend on how often the Board is elected. Further, as reinforced by the nomination of two new, independent directors at this year’s annual meeting, the Company and the Board are committed to maintaining an independent Board.

     Adoption of this proposal would not automatically eliminate the classified board. Further action by the stockholders would be required to amend the Restated Certificate of Incorporation. An affirmative vote of at least two-thirds of the holders of all securities of the Company entitled to vote is required for repeal of the classified board provision, which is set forth in the Restated Certificate of Incorporation. Under Delaware law, an amendment to the Restated Certificate of Incorporation requires a recommendation from the Board of Directors prior to submission to stockholders.

     For all of the reasons described above, the Board continues to believe that a classified Board is advantageous to the Company and to you.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Other Matters

Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

Cost of Solicitation

This proxy is solicited by the Board of Directors, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone and/or facsimile by Company personnel, who will not be additionally compensated therefor. The cost of any such additional solicitation will be borne by the Company.

Future Stockholder Proposals

     For inclusion in the Company’s proxy statement and form of proxy with respect to the 2004 Annual Meeting of Stockholders, any proposals of stockholders must be received by the Secretary of the Company no later than November 21, 2003.

     To nominate one or more directors for consideration at the 2004 Annual Meeting of Stockholders, a stockholder must provide notice of the intent to make such nomination(s) by personal delivery or by mail to the Secretary of the Company, no later than November 21, 2003. The Company’s bylaws set specific requirements that such written notice must satisfy. Copies of those requirements will be sent to any stockholder upon written request.

     Additionally, if a proponent of a stockholder proposal at the 2004 Annual Meeting fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before February 3, 2004, (or by an earlier or later date, if such date is hereafter established by amendment to the Company’s by-laws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

By Order of the Board of Directors,

James M. Sheehan
Secretary

March 20, 2003

Directions from I-355
Take I-355 to 63rd St.
Exit 63rd St. (Hobson Rd.)
West on Hobson for 1 mile
Turn Right on Double Eagle Dr.
(Double Eagle is 1st light past Rt. 53)

Directions from I-55 South
Take I-55 to I-355 North
Exit 63rd St. (Hobson Rd.)
West on Hobson for 1 mile
Turn Right on Double Eagle Dr.
(Double Eagle is 1st light past Rt. 53)	Directions from Chicago
Congress West to I-290 West
I-290 West becomes I-88 West
I-88 West to Rt. 53 South
Rt. 53 South 3-4 miles to Mulligan Dr.
Mulligan Dr. is on right and becomes Double Eagle Dr. (Past Seven Bridges Golf Course)

The following trademarks and service marks are owned by Tellabs Operations, Inc., or its affiliates in the United States and/or other countries: TELLABS®, TELLABS and T symbol®, and T symbol®. Any other company or product names may be trademarks of their respective companies.
© 2003, Tellabs, Inc. All rights reserved.

TELLABS, INC.
ONE TELLABS CENTER
1415 W. DIEHL ROAD
NAPERVILLE, IL 60563

VOTE BY INTERNET – www. proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL –
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tellabs, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TELLBS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF DIRECTORS AND “AGAINST”
THE STOCKHOLDER PROPOSAL.

1.	Election of three directors ——			For Withhold For All			To withhold authority to vote, mark “For All Except”
				All	All	Except	and write the nominee’s number on the line below.
	Nominees:	01)	Bo Hedfors
		02)	Michael E. Lavin	|_|	|_|	|_|
		03)	Jan H. Suwinski

		For	Against	Abstain

2.	Stockholder proposal regarding declassification of the Board.	|_|	|_|	|_|

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

Please sign name exactly as imprinted (do not print).

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For address changes, please check the box and indicate changes to the right.	|_|

I plan to attend the Annual Meeting	|_|

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563

This Proxy is Solicited By the Board of Directors

     The undersigned stockholder(s) of Tellabs, Inc., a Delaware corporation, does (do) hereby constitute and appoint Michael J. Birck and James M. Sheehan, and each of them, the true and lawful attorney(s) of the undersigned, with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of said corporation to be held at The Signature Room at Seven Bridges, 6440 Double Eagle Drive, Woodridge, Illinois 60517, on Tuesday, April 22, 2003, at 2:00 p.m., and at any adjournment thereof, and to vote all the shares of said corporation standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might, or could do, if personally present, as set forth herein.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of directors and AGAINST the stockholder proposal.

(Please mark this proxy, date and sign it on the reverse side hereof and return it in the enclosed envelope.)

(Continued and to be signed on the reverse side)